Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kimbell Royalty Partners, LP of our report dated May 21, 2019, with respect to the combined financial statements of Phillips Energy Partners, LLC, Phillips Energy Partners II, LLC, and Phillips Energy Partners III, LLC, as of and for the years ended December 31, 2018 and 2017, which is included in Amendment No. 1 to the Current Report on Form 8-K/A filed by Kimbell Royalty Partners, LP on June 7, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ HEARD, McELROY & VESTAL, LLC

Shreveport, Louisiana

February 7, 2020